ADVENTRX RESOLVES NYSE AMEX LISTING DEFICIENCIES

Plans Reverse Stock Split to Address Exchange’s Low Stock Price Concern

SAN DIEGO (April 16, 2010) – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) today announced that it has resolved the stockholders’ equity continued listing deficiencies originally identified by the NYSE Amex in a June 2009 letter to the Company. In part to address the NYSE Amex’s requirement that the Company address its low stock price, ADVENTRX also announced that its Board of Directors has approved a 1-for-25 reverse split of its common stock, which was authorized by its stockholders at a special meeting held in August 2009. The Company’s common stock will begin trading on a split adjusted basis on the NYSE Amex when the market opens on Monday, April 26, 2010.

In June 2009, the NYSE Amex notified the Company that it was not in compliance with the NYSE Amex’s continued listing standards related to stockholders’ equity. Through financing activity in 2009, ADVENTRX increased its stockholder’s equity to approximately $6.7 million as of December 31, 2009, which exceeds continued listing standards related to stockholders’ equity. In April 2010, the NYSE Amex notified the Company that, based on a review of publicly available information, ADVENTRX has resolved the continued listing deficiencies originally identified in the June 2009 letter. According to the April 2010 letter, the Company must demonstrate compliance with the continued listing standards for two consecutive quarters and/or by December 1, 2010, otherwise the NYSE Amex may initiate delisting procedures. In part as a result of a financing completed in January 2010, the Company anticipates complying with continued listing standards related to stockholders’ equity at March 31, 2010.

The reverse stock split is intended to satisfy the NYSE Amex’s determination in the June 2009 letter that it is appropriate for the Company to effect a reverse stock split to address its low price per share and that, if a reverse stock split is not completed within a reasonable amount of time, the NYSE Amex may initiate delisting procedures. The Company also believes that a higher share price could broaden ADVENTRX’s appeal to investors, in addition to reducing per share transaction fees and certain administrative costs.

The reverse split will be effective upon the close of trading on Friday, April 23, 2010, and the Company’s common stock will begin trading on a split adjusted basis on the NYSE Amex when the market opens on Monday, April 26, 2010. The reverse split will reduce the number of shares of the Company’s common stock outstanding from approximately 257 million to approximately 10.3 million. Proportional adjustments will be made to ADVENTRX’s outstanding stock options, warrants and other equity awards and to its equity compensation plans. Par value and the number of authorized shares of common stock will not change. The Company will not issue any fractional shares. Stockholders will receive cash in lieu of fractional shares to which they would otherwise be entitled.

Information for Stockholders regarding Reverse Stock Split
Registered holders of ADVENTRX common stock will receive a letter of transmittal shortly after the effective date of the reverse stock split with instructions for the exchange of their old stock certificates or the electronic adjustment of their holdings through the direct registration system, as applicable. American Stock Transfer and Trust Company will act as the exchange agent and can be contacted at (877) 248-6417. Stockholders with shares in brokerage accounts will be contacted by their brokers with instructions.

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a specialty pharmaceutical company whose product candidates are designed to improve the performance of existing cancer treatments by addressing limitations associated principally with their safety and use. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that ADVENTRX will not meet the NYSE Amex’s stockholders’ equity continued listing standards for two consecutive quarters and/or by December 1, 2010 and that the NYSE Amex staff will commence delisting proceedings; the risk of negative market reaction following announcement and/or implementation of the planned reverse stock split, resulting in stock price decline; the risk of unexpected delays in completing the reverse stock split; the risk that NYSE Amex will commence delisting proceedings based on a future low selling price per share; the risk that ADVENTRX will pursue development activities at levels or on timelines, or will incur unexpected expenses, that shortens the period through which it is able to comply with NYSE Amex continued listing requirements related to stockholders’ equity; the risk that ADVENTRX will be unable to raise sufficient additional capital to continue to develop, seek regulatory approval of and commercialize its product candidates while maintaining compliance with NYSE Amex continued listing requirements related to stockholders’ equity; the risk of difficulties or delays in manufacturing, obtaining regulatory approval for and marketing ADVENTRX’s lead product candidates; ADVENTRX’s reliance on the performance of third parties to assist in the conduct of its bioequivalence trials, regulatory submissions, CMC activities and other important aspects of its product candidate development programs, and that such third parties may fail to perform as expected; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009. ADVENTRX’s public filings with the Securities and Exchange Commission are available at http://www.sec.gov/.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to update any forward-looking statement as set forth in this press release to reflect events or circumstances arising after the date on which it was made.

Company Contact:	Investor Contact:
ADVENTRX Pharmaceuticals Brian Culley, Chief Executive Officer 858-552-0866	Lippert/Heilshorn & Associates, Inc. Don Markley (dmarkley@lhai.com) 310-691-7100

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